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                                                             November [  ], 2000



Jakarta Growth Fund, Inc.
180 Maiden Lane
26th Floor
New York, New York 10038

                 Re:      Merger of The Indonesia Fund, Inc. and
                          Jakarta Growth Fund, Inc.
                          --------------------------------------


Ladies and Gentlemen:

         You have asked us for our opinion concerning certain federal income tax consequences to (a) The Indonesia Fund, Inc., a Maryland corporation (the "Acquiring Fund"), (b) Jakarta Growth Fund, Inc., a Maryland corporation (the "Target Fund"), and (c) holders (the "Target Fund Shareholders") of voting shares of common stock of the Target Fund (the "Target Fund Shares"), when the Target Fund merges with and into the Acquiring Fund and the Target Fund Shares are converted to voting shares of common stock of the Acquiring Fund ("Acquiring Fund Shares") pursuant to the merger of the Target Fund with and into the Acquiring Fund under the Maryland General Corporation Law (the "Merger"), all pursuant to that certain Merger Agreement and Plan of Reorganization, dated as of October 18, 2000 (the "Merger Agreement"), between the Target Fund and the Acquiring Fund. All terms used herein which are not specifically defined shall have the same meanings as when used in the Merger Agreement.

          Pursuant to the Merger (a) the Acquiring Fund by operation of law will acquire all of the assets of the Target Fund and assume all of the Target Fund's liabilities, (b) each Target Fund Share will convert to an equivalent dollar amount (to the nearest one ten-thousandth of one cent) of full Acquiring Fund Shares (based upon the net asset value per share of each Fund), and (c) the Acquiring Fund will be the surviving entity in the Merger. The Acquiring Fund will not issue any fractional Acquiring Fund Shares to Target Fund Shareholders but will instead purchase all fractional Acquiring Fund Shares at their net asset value and remit the cash proceeds to Target Fund Shareholders.

          We have reviewed such documents and materials as we have considered necessary for the purpose of rendering this opinion. In rendering this opinion, we have assumed that such documents as yet unexecuted will, when executed, conform in all material respects to the proposed forms of such documents that we have examined. In addition, we have assumed the genuineness of all signatures, the capacity of each party executing a document to so execute that

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document, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

          We have made inquiry as to the underlying facts which we considered to be relevant to the conclusions set forth in this letter. The opinions expressed in this letter are based upon certain factual statements relating to the Acquiring Fund and the Target Fund that are set forth in the Registration Statement on Form N-14 (the " Registration Statement") filed by the Acquiring Fund with the Securities and Exchange Commission and representations made in letters from the Acquiring Fund and the Target Fund addressed to us for our use in rendering this opinion (the "Tax Representation Letters"). We have no reason to believe that these representations and facts are not valid, but we have not attempted to verify independently any of these representations and facts, and this opinion is based upon the assumption that each of them is accurate.

          The conclusions expressed herein are based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, published rulings and procedures of the Internal Revenue Service and judicial decisions, all as in effect on the date of this letter.

          Based upon the foregoing and subject to the conditions and assumptions set forth below, we are of the opinion that for federal income tax purposes:

          (a)  the Merger will constitute a reorganization within the meaning of
               Section 368(a)(1)(A) of the Code and the Acquiring Fund and the Target Fund will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

          (b) no gain or loss will be recognized by the Target Fund as a result of the Merger or upon the conversion of the Target Fund Shares to Acquiring Fund Shares;

          (c) no gain or loss will be recognized by the Acquiring Fund as a result of the Merger or upon the conversion of the Target Fund Shares to Acquiring Fund Shares;

          (d) the tax basis of the Target Fund assets in the hands of the Acquiring Fund will be the same as the tax basis of such assets in the hands of the Target Fund immediately prior to the consummation of the Merger;

          (e) the Acquiring Fund's holding period with respect to the transferred Target Fund assets will include the period for which such assets were held by the Target Fund;

          (f) no gain or loss will be recognized by a Target Fund Shareholder upon the conversion of his or her Target Fund Shares to Acquiring Fund Shares except to the extent that such Target Fund Shareholder is paid cash in lieu of fractional Acquiring Fund Shares;


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          (g)  immediately after the Merger, the tax basis of the Acquiring Fund
               Shares received by a Target Fund Shareholder in the Merger (including any fractional Acquiring Fund Shares deemed to be received by such Target Fund Shareholder as set forth in (j) below) will be equal, in the aggregate, to the tax basis of the Target Fund Shares held by such Target Fund Shareholder and converted to Acquiring Fund Shares pursuant to the Merger;

          (h) immediately after the Merger, the tax basis of the Acquiring Fund shares actually received by a Target Fund Shareholder in the Merger will equal, in the aggregate, the tax basis of the Target Fund Shares held by such Target Fund Shareholder immediately prior to the Merger and converted to Acquiring Fund Shares pursuant to the Merger, reduced by the portion of such tax basis that is allocable to the fractional shares deemed to have been received by such Target Fund Shareholder and redeemed for cash as set forth in (j) below;

          (i) a Target Fund Shareholder's holding period for his or her Acquiring Fund Shares (including any fractional Acquiring Fund Shares deemed to be received by such Target Fund Shareholder as set forth in (j) below) will be determined by including the period for which he or she held the Target Fund Shares converted to Acquiring Fund Shares pursuant to the Merger, provided that such Target Fund Shares were held as capital assets immediately prior to the Merger; and

          (j) the payment of cash to a Target Fund Shareholder in lieu of fractional Acquiring Fund Shares will be treated as though such fractional Acquiring Fund Shares were distributed to the Target Fund Shareholder as part of the Merger and then redeemed by the Acquiring Fund with the result that the Target Fund Shareholder will have capital gain or loss to the extent the cash distribution differs from such shareholder's basis allocable to such fractional Acquiring Fund Shares as set forth in (g) above.

The opinion set forth in (j) above assumes that (a) the converted Target Fund Shares were held by the Target Fund Shareholder as capital assets immediately prior to the Merger, (b) the percentage of the outstanding Acquiring Fund Shares owned by the Target Fund Shareholder immediately after the cash distribution (including any Acquiring Fund Shares which are deemed to be owned at such time by such Target Fund Shareholder pursuant to Section 302(c)(1) of the Code) is less than the percentage that would have resulted if fractional Acquiring Fund Shares had actually been distributed to such Target Fund Shareholder in lieu of cash, and (c) the distribution of cash in lieu of fractional Acquiring Fund Shares is not pursuant to a formal or informal plan to proportionately reduce the holdings of all of the owners of Acquiring Fund Shares.


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Our opinion is based upon the accuracy of the certifications, representations and warranties and the satisfaction of the covenants and obligations contained in the Merger Agreement, the Tax Representation Letters and in the various other documents related thereto. Our opinion may not be relied upon if any such certifications, representations or warranties are not accurate or if any of such covenants or obligations are not satisfied in all material respects.

                                Very truly yours,







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